UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 19, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,	94108
San Francisco, California	(Zip Code)
( Address of Principal Executive Offices)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 3.01(a)	Notice of Failure to Satisfy a Continued Listing Rule or Standard

On November 19, 2009, Merriman Curhan Ford Group, Inc. received notice from the NASDAQ Stock Market that the company is not currently in compliance with the requirements of NASDAQ Listing Rule 5550(b).

A full ratchet antidilution provision contained in the warrants issued in connection with the company’s issuance of Series D Preferred Stock in the third quarter resulted in the company reporting a non-cash warrant liability of approximately $26 million, in accordance with Generally Accepted Accounting Principles (GAAP).  As a result, the company reported a stockholders’ deficit (negative stockholders’ equity) in its Form 10-Q for the quarter ended September 30, 2009.

 If the full ratchet provision were removed from the warrants, subject to the consent of the warrant holders, the warrants would be accounted for as equity without an allocation to warrant liability.  Merriman Curhan Ford Group, Inc. has already had positive discussions with a number of the large holders of Series D Preferred Stock and the associated warrants described above.  These discussions involve modifying the warrants to eliminate the full ratchet provision.  If the warrant holders agree to such modification, the company believes that it will be able to successfully return to a positive stockholders’ equity balance sufficient to comply with NASDAQ listing requirements.  The company believes that it will be successful in this effort.

Item 9.01(d)	Exhibits

99.1	Press Release announcing NASDAQ notice dated November 19, 2009.

99.2	NASDAQ notice dated November 19, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCF CORPORATION

Date: November 25, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer